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                                                                  EXHIBIT 10(h)



          AMENDMENT No. 2 dated November 28, 2000, to the Agreement between NEWMONT MINING CORPORATION, a Delaware corporation and NEWMONT GOLD COMPANY, a Delaware corporation (collectively known herein as, "Newmont") and RONALD C. CAMBRE ("Executive"), effective as of the 1st day of November, 1993, as amended on June 24, 1997 (the "Agreement").

                                  WITNESSETH:
                                  -----------

          WHEREAS, Newmont and Executive entered into the Agreement on October 15, 1993;

          WHEREAS, Section 8 of the Agreement provides that the Agreement may be modified by a written amendment signed by both Newmont and Executive;

          WHEREAS, Newmont and Executive amended the Agreement on June 24, 1997;

          WHEREAS, on May 15, 2000, Newmont Mining Corporation merged with and into Newmont Gold Company, and Newmont Gold Company changed its name to Newmont Mining Corporation; and

          WHEREAS, Newmont Mining Corporation and Executive wish to further amend the Agreement.

          NOW, THEREFORE, in consideration of the premises and mutual agreements of the parties herein contained, it is agreed that the Agreement is hereby amended in the following manner, effective as of May 17, 2000:

          1. Paragraph 2(a) of the Agreement is hereby revised in its entirety to read as follows:

               Newmont will employ Executive commencing on the Effective Date and continuing until either party terminates this Agreement in accordance with the following sentence hereof. Either party may terminate this Agreement at any time after giving 90-days' advance written notice to the other party of such party's intention to terminate this Agreement, or such shorter notice period as may be mutually agreed to by the parties. The foregoing provisions of this Paragraph 2(a) are subject to the other terms and provisions of this Agreement.

          2. The word "director" is hereby deleted from the definition of "compete" contained in the second sentence of Paragraph 3(c) of the Agreement. Paragraph 3(c) of the Agreement is also hereby revised by adding a third sentence to read as follows:

               Executive shall not be deemed to compete with Newmont solely as a result of Executive serving as a member of the board of directors of any business or charitable organization.
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          3.   Paragraph 4(vii) of the Agreement is hereby revised by adding a new sentence at the end thereof to read as follows:

               Upon Executive's death, if Executive has not been paid the non-qualified retirement benefit described in this Paragraph 4(vii), Executive's estate shall be paid, in a lump-sum payable within two months following the date of death of Executive, such amount as Executive would have received had he retired from Newmont on the date of his death.

          4. Paragraph 4 of the Agreement is hereby revised by adding a new subparagraph (viii) to read as follows:

               Until Executive's death, Newmont will provide Executive with reasonable office and secretarial support on an "as required" basis through Newmont's corporate headquarters office (presently in Denver, Colorado) or such other location as shall be mutually agreed upon by Executive and Newmont from time to time.

          5. Paragraph 5(iii) of the Agreement is hereby revised to read as follows:

               Newmont may terminate Executive's employment hereunder without Cause and without breach on the part of Executive at any time after giving 90 days' advance written notice to Executive, or such shorter period as may be mutually agreed to by the parties. If Executive's employment is terminated by Newmont without Cause and without breach on the part of Executive:

                    (a) Executive will receive in a lump sum within ten (10) business days following delivery of such notice to Executive an amount in cash equal to his salary for the termination notice period, and without any discount by reason of early payment, reduced by the amount of the severance pay benefit payable in cash to Executive (other than any cash payment for unused accrued vacation time) under Newmont's Severance Pay Plan and any taxes required to be withheld.

                    (b) Executive will continue to participate in Newmont's health and accident plans and other welfare plans (i) until the end of the termination notice period, and (ii) thereafter to the extent such plans provide benefits for retired employees whether or not Executive's pension is deferred.

                    (c) Executive will continue to enjoy all rights created pursuant to the Pension Plan of Newmont, the Pension Equalization Plan of Newmont and the non-qualified retirement benefits provided under paragraph 4(vii). For purposes of such Pension Plan, Pension Equalization Plan, the non-qualified retirement benefits provided under paragraph 4(vii) and each other policy or plan applicable to Executive, all compensation payments under this Agreement shall be considered as salary payments for

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               compensated service during the termination notice period, and such notice period shall be included in determining service and credited service.

                    (d) Executive's rights in all amounts contributed by Newmont pursuant to the Newmont Employees Savings Plan will be deemed vested (to the extent not already vested) upon the termination of Executive's employment and Newmont shall pay to Executive such amounts after such termination in accordance with the terms of the Plan and applicable law. These amounts will include any contributions which would have been made by Newmont during the termination notice period, based upon (i) Executive's compensation, as defined in such Plan, for the twelve months immediately preceding his termination and (ii) Executive's contribution elections in effect as of the close of the year immediately preceding his termination. Newmont will pay such amounts directly to Executive to the extent such contributions cannot be paid to Executive from the Plan under applicable law.

          6.   Paragraph 5(v) is hereby revised to read as follows:

               Executive may voluntarily resign from Newmont in the absence of a breach by Newmont of any of its commitments set forth in paragraph 2 or 4 of this Agreement after giving 90 days' advance written notice of his intention to resign, or such shorter period as may be mutually agreed to by the parties. In such event, Executive will be entitled to the benefits provided in Paragraph 5(iii)(a)-(d) in respect of such notice period.

          7. All of the other provisions of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, Newmont and Executive have caused this Amendment No. 2 to the Agreement to be executed on the date set forth below.

               NEWMONT MINING CORPORATION



               By: /s/ Timothy J. Schmitt          Date: November 28, 2000
                   -----------------------               -----------------
                   Timothy J. Schmitt
                   Vice President


                   /s/ Ronald C. Cambre            Date: November 28, 2000
                   -----------------------               -----------------
                   RONALD C. CAMBRE

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